As filed with the Securities and Exchange Commission on December 19, 2013.
Registration No. 333-150495

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
TECUMSEH PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)

MICHIGAN	38-1093240
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
5683 Hines Drive
Ann Arbor, Michigan 48108
(734) 585-9500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Janice E. Stipp
Executive Vice President, Chief Financial Officer and Treasurer
Tecumseh Products Company
5683 Hines Drive
Ann Arbor, Michigan 48108
(734) 585-9586
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robert J. Krueger
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
Detroit, Michigan 48226-3506
(313) 465-7452
Fax No.: (313) 465-7453

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling shareholder.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company “in Rule 12b‑2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Class A Common Stock	0 shares	$33.465 (3)	$63,280,440.00	$2,486.92
Class A Rights (4)	0 rights	-- (4)	-- (4)	--
Class B Common Stock	500,000 shares	29.230 (5)	14,615,000 (5)	574.37
Class B Rights (6)	0 rights	-- (6)	-- (6)	--
TOTALS			$77,895,440	$3,061.29

(1)
Reflects the deregistration of 1,890,944 shares of Class A Common Stock that were not sold prior to the termination of the offering as a result of the expiration of the related warrants unexercised. Also reflects the deregistration of 500,000 Class A Rights and 500,000 Class B Rights as a result of the termination of the Class A and Class B rights plans before any sales were made pursuant to this registration statement.

(2)	The registration fee was paid upon the filing of the original registration statement.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of $34.28 and $32.65, respectively of the Class A Common Stock on April 24, 2008.

(4)
Each share of Class A Common Stock to be registered included one associated Class A Purchase Right. No separate consideration was payable for the Class A Purchase Rights. The registration fee for the Class A Purchase Rights was therefore included in the registration fee for the Class A Common Stock.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of $29.98 and $28.48, respectively of the Class B Common Stock on April 24, 2008.

(6)
Each share of Class B Common Stock to be registered included one associated Class B Purchase Right. No separate consideration was payable for the Class B Purchase Rights. The registration fee for the Class B Purchase Rights was therefore included in the registration fee for the Class B Common Stock.

This Post-Effective Amendment No. 1 is being filed (1) to deregister 1,890,944 shares of Class A Common Stock that were not sold prior to the termination of the offering as a result of the expiration of the related warrants unexercised, (2) to deregister 500,000 Class A Rights and 500,000 Class B Rights as a result of the termination of the Class A and Class B rights plans before any sales were made pursuant to this registration statement, and (3) to disclose the completion of the offering of the remaining shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑3 and has duly caused this post-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on December 17, 2013.

TECUMSEH PRODUCTS COMPANY
(Registrant)

By: /s/ James J. Connor
James J. Connor
Its: President, Chief Executive Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James J. Connor	President, Chief Executive Officer,	December 17, 2013
James J. Connor	Secretary and a Director
(Principal Executive Officer)

/s/ Janice E. Stipp	Executive Vice President, Chief Financial	December 17, 2013
Janice E. Stipp	Officer, and Treasurer
(Principal Accounting and Principal Financial Officer)

/s/ Stephanie H. Boyse	Director	December 17, 2013
Stephanie H. Boyse

/s/ Gary L. Cowger	Director	December 17, 2013
Gary L. Cowger

/s/ Stephen J. Lebowski	Director	December 17, 2013
Stephen J. Lebowski

/s/ Zachary E. Savas	Director	December 17, 2013
Zachary E. Savas

/s/ Terence C. Seikel	Director	December 17, 2013
Terence C. Seikel

/s/ Douglas M. Suliman, Jr.	Director	December 17, 2013
Douglas M. Suliman, Jr.